615 MERRICK AVENUE, WESTBURY, NY  11590
516-683-4570 Fax # 516-683-8344 www.myNYCB.com

Thomas R .Cangemi
Senior Executive Vice President
& Chief Financial Officer

May 26, 2010

Via EDGAR

Sharon M. Blume
Assistant Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:       New York Community Bancorp, Inc.
Form 10-K for Fiscal Year Ended December 31, 2009
Form 10-Q for Fiscal Quarter Ended March 31, 2010
Sec File No. 001-31565

Dear Ms. Blume:

New York Community Bancorp, Inc. respectfully requests an extension until Monday, June 14, 2010 to respond to the Staff’s comment letter dated May 21, 2010 with respect to the above referenced filings.

Please contact the undersigned at (516) 683-4014 if you have any questions.

                               Sincerely,

                              /s/ Thomas R. Cangemi
                               Thomas R. Cangemi
                               Senior Executive Vice President and
                                 Chief Financial Officer

cc:    Lindsay Bryan, SEC Staff Accountant